UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2014

diaDexus, Inc.

(Exact name of Registrant as specified in its charter)

0-26483

(Commission File Number)

Delaware	94-3236309
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification Number)

349 Oyster Point Boulevard, South San Francisco, California 94080

(Address of Principal Executive Offices)(Zip Code)

Registrant’s telephone number, including area code: (650) 246-6400

N/A

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Transition Agreement with Brian E. Ward, Ph.D.

On June 25, 2014, diaDexus, Inc. (the “Company”) and Brian E. Ward, Chief Executive Officer and President of the Company, announced that Dr. Ward would retire and transition from service to the Company effective not later than December 31, 2014 (the “Separation Date”). In connection with his retirement from the Company, Dr. Ward entered into a Transition Agreement (the “Transition Agreement”), pursuant to which Dr. Ward will continue to be responsible for performing his duties as Chief Executive Officer and President of the Company until the newly announced President, Alexander Johnson, assumes the position of President effective as of August 4, 2014. Dr. Ward will remain as the Chief Executive Officer from the period beginning on the date of the Transition Agreement and ending on the Separation Date (the “Transition Period”).

In any event, Dr. Ward will transition from the Company as determined by the Board of Directors and will conduct activities on behalf of the Company in good faith and in furtherance of the Company’s corporate goals and objectives. Effective as of the Separation Date, Dr. Ward will no longer be employed by, and will formally resign from, all positions then-held with the Company and any of its affiliates. During the Transition Period, Dr. Ward will continue to be paid his current base salary of $37,766.67 per month, less applicable withholdings and deductions. Dr. Ward also will continue to be eligible to participate in the Company’s employee benefit plans on the terms and conditions of those plans, and to vest in the ordinary course of his outstanding compensatory equity awards in accordance with the applicable plan document and award agreements. On the Separation Date, Dr. Ward will receive payment for all accrued but unpaid salary and accrued but unused vacation pay owed to him through the Separation Date.

In addition, if Dr. Ward’s employment terminates on the Separation Date as the ordinary course conclusion of the Transition Period, or if the Company decides to accelerate the Separation Date for any reason other than “Cause” (as defined in the Company’s Key Employee Severance Benefit Plan), then Dr. Ward also will receive the following (collectively, the “Transition Payments”): (i) If the Separation Date is accelerated to a date prior to December 31, 2014, Dr. Ward’s current base salary through December 31, 2014, (ii) the amount of the annual bonus that Dr. Ward would have earned based on achievement of the performance goals under the Company’s 2014 bonus program as if he had remained employed by the Company through the payment date, (iii) if the Separation Date is accelerated to a date prior to December 31, 2014, and if Dr. Ward timely elects continued coverage under COBRA for himself and his covered dependents under the Company’s group health plans following his Separation Date, COBRA premiums for him and his eligible dependents from the Separation Date through the earliest of (a) December 31, 2014, (b) the expiration of his eligibility under COBRA or (c) the date on which he becomes eligible for substantially equivalent coverage in connection with new employment, (iv) acceleration, effective as of the Separation Date, of the number of shares under Dr. Ward’s then-outstanding equity awards that would have vested in the ordinary course between the Separation Date and December 31, 2014, and (v) Dr. Ward’s then-outstanding equity awards will be amended so that the post-termination exercise period applicable on a termination without Cause will end on March 31, 2015.

If Dr. Ward’s service does not terminate prior to December 31, 2014 due to his resignation or the Company’s decision to accelerate the Separation Date due to a termination for Cause, then in addition to the Transition Payments described above, Dr. Ward also will receive, in full satisfaction of his rights under the Company’s Key Employee Severance Benefit Plan, the following: (i) Dr. Ward’s current base salary for 12 months following the Separation Date, and (ii) if Dr. Ward timely elects continued coverage under COBRA for himself and his covered dependents under the Company’s group health plans following his Separation Date, COBRA premiums for him and his eligible dependents from the Separation Date through the earliest of (a) the first anniversary of the Separation Date, (b) the expiration of his eligibility under COBRA or (c) the date on which he becomes eligible for substantially equivalent coverage in connection with new employment.

The foregoing is only a summary of the material terms of the Transition Agreement with Dr. Ward, does not purport to be a complete description of the rights and obligations of the parties under such agreement and is qualified in its entirety by reference to the Transition Agreement, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2014.

Offer Letter with Alexander Johnson

On June 25, 2014, the Company announced that Alexander Johnson will join the Company as its President, effective August 4, 2014. Mr. Johnson is assuming the position from Dr. Ward, who is continuing to support the Company and transition his responsibilities pursuant to the Transition Agreement described above. In connection with Mr. Johnson’s appointment, the Company and Mr. Johnson entered into a letter agreement (the “Offer Letter”), pursuant to which Mr. Johnson’s annual base salary will be $380,000 and Mr. Johnson will be eligible to earn an annual cash incentive bonus with a target amount equal to 45% of his base salary, which will be prorated for 2014 based on the number of days of service during 2014, and which will be based 50% on the achievement of corporate goals already established by the Board and 50% on his achievement of individual goals to be determined not later than August 15, 2014. In accordance with the Offer Letter, the Compensation Committee of the Board will grant Mr. Johnson an option to purchase 1,000,000 shares of the Company’s common stock under the Company’s 2012 Equity Incentive Award Plan, as amended, subject to vesting, based on Mr. Johnson’s continued service, over a four-year period, with one-fourth of the total number of shares vesting on the first anniversary of the commencement of his employment and one forty-eighth of the total number of shares vesting each month thereafter. Mr. Johnson will also be eligible to participate in the Company’s Key Employee Severance Benefit Plan.

Mr. Johnson, age 40, has extensive background and experience in the diagnostics industry. His background includes significant transactional matters, including mergers and acquisitions, licensing and financial analysis as well as experience with reimbursement, regulatory approval and health economics and pricing in the diagnostics industry. Since February 2014, he has served as a consultant to CareDx, Inc. working on strategic growth and pipeline building. From May 2011 to January 2014, he served as Director, Mergers and Acquisitions for Novartis AG (“Novartis”), which included mergers, acquisitions and divestitures for the various diagnostics businesses of Novartis. Prior to that, from 2009 to April 2011, Mr. Johnson was in Business Development and Licensing at the Vaccines and Diagnostics division of Novartis.

The foregoing is only a summary of the material terms of the Offer Letter with Mr. Johnson, does not purport to be a complete description of the rights and obligations of the parties under such agreement and is qualified in its entirety by reference to the Offer Letter, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2014.

A copy of the press release announcing the transition of Dr. Ward and the appointment of Mr. Johnson is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release titled “DIADEXUS ANNOUNCES LEADERSHIP CHANGES TO DRIVE AND SUPPORT FUTURE GROWTH POTENTIAL” dated June 25, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

diaDexus, Inc.

Date: June 26, 2014	By:	/s/ Jean-Frédéric Viret
Jean-Frédéric Viret, Ph.D.
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release titled “DIADEXUS ANNOUNCES LEADERSHIP CHANGES TO DRIVE AND SUPPORT FUTURE GROWTH POTENTIAL” dated June 25, 2014.